Exhibit 2
                                WARRANT AGREEMENT

This Warrant Agreement (which, together with the Schedules and Exhibits which are attached and incorporated in this Warrant Agreement by reference, is referred to as the "Warrant Agreement") is effective as of May 12, 2003 among NewWest Mezzanine Fund LP, a Colorado limited partnership, KCEP Ventures II, L.P., a Missouri limited partnership, Convergent Capital Partners I, L.P., a Delaware limited partnership (each, an "Institutional Holder", and collectively, the "Institutional Holders"), and James F. Seifert Management Trust dated October 8, 1992 (along with each Institutional Holder, individually, a "Holder" and collectively, the "Holders"), ACT Teleconferencing, Inc., a Colorado corporation (the "Company"), ACT Teleconferencing Services, Inc., a Minnesota corporation ("Services") and Gerald Van Eeckhout, Gavin Thomson and Gene Warren (Messrs. Van Eeckhout, Thomson and Warren are, collectively, the "Principals"). In consideration of the Holders' provision of financing to the Company pursuant to a Note Agreement among the Holders, the Company and certain of the Company's subsidiaries, dated as of the date of this Warrant Agreement, as such agreement may be amended from time to time (the "Note Agreement"), the parties agree as follows:


SECTION 1.        DEFINITIONS.

In addition to the terms defined elsewhere in this Warrant Agreement, the terms set forth on the Definitions Schedule to this Warrant Agreement shall have the meanings set forth on such Schedule.


SECTION 2. EXERCISE OF WARRANT; CERTAIN ADJUSTMENTS TO NUMBER OF UNDERLYING SHARES.

          2.1 Exercise Procedure. Subject to the conditions set forth in this Warrant Agreement, the Warrant may be exercised in whole or in part during the Exercise Period, but in no event subsequent to the end of the Exercise Period, by the surrender of the Warrant (with the subscription form attached to this Warrant Agreement duly completed and executed) at the principal office of the Company at 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401-8944, and upon payment of the applicable Exercise Price. At the option of the exercising Holder, payment may be made by (a) cash or other immediately available funds and/or (b) the surrender and cancellation of all or part of the Holder's Note accompanied by a written statement designating all or a portion of the unpaid principal, royalty and/or interest amount of the Note to be applied to the payment of the Exercise Price. In addition, at the option of the exercising Holder or the Company, payment may be made by the Company withholding from the Warrant Shares a number of whole or fractional Shares equal to the Exercise Price, divided by the Fair Market Value of a Share. If the Note is tendered in payment of the Exercise Price and the unpaid principal amount of such Note exceeds the Exercise Price, the Company shall (without charge to the Holder) immediately issue and deliver to the exercising Holder a new Note, in exchange for the Note so tendered, at a principal amount equal to such excess and issued in the name of such Holder or its designated nominee or registered assignee.

          The right granted by the Warrant to acquire Shares shall expire at the end of the Exercise Period, and such right shall be wholly null and void to the extent the Warrant is not exercised before that time. The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of any certificates or other documents evidencing the Shares under this Section 2, regardless of the name or names in which such documents shall be registered. Notwithstanding the surrender of the Warrant upon its exercise, the rights and obligations of the Company and the Holders as set forth in this Warrant Agreement shall continue in full force and effect.

          2.2 Penalty Shares. If any interest, royalties, principal or other payments required by the Note Agreement or this Warrant Agreement (other than payments described in Section 2.4) are not paid as scheduled and such payment default continues for 60 days, then for each period of 30 days or less thereafter during which any such payment default exists, the number of Underlying Shares shall automatically increase by an amount equal to 25,000 Underlying Shares, as such number is appropriately adjusted for stock splits, stock dividends and similar transactions (the "Penalty Shares"). The Penalty Shares will grow at a 10 percent monthly rate (to 27,500 Shares, 30,250 Shares, etc.) for each month thereafter until such payment default is cured. Any Penalty Shares shall be allocated prorata among the Holders (based on the Underlying Shares initially associated with each Warrant on the date of this Agreement). For example, if such payment defaults exist for one or more periods that total 80 days following the initial 60 day grace period, then the number of Penalty Shares shall be equal to 82,750 (as such number is appropriately adjusted for stock splits, stock dividends and similar transactions), determined on the basis of 25,000 Underlying Shares for the first 30 day period following the initial 60 day grace period, 27,500 Underlying Shares for the second 30 day period, and 30,250 Underlying Shares for the third period of 20 days.

          2.3 Put Default. If any payments required by Section 10 of this Warrant Agreement are not paid as scheduled, then for each period of 90 days or less thereafter during which any such payment default exists, the number of Underlying Shares shall automatically increase by an amount equal to 75,000 Underlying Shares (as such number is appropriately adjusted for stock splits, stock dividends and similar transactions), compounded at a 25% rate for each such 90 day period (the "Put Default Shares"). Any Put Default Shares shall be allocated prorata among the Holders (based on the Underlying Shares initially associated with each Warrant on the date of this Agreement). For example, if such payment default exists for a 210 day period, the number of Put Default Shares shall be equal to 285,938 (as such number is appropriately adjusted for stock splits, stock dividends and similar transactions), determined on the basis of 75,000 Underlying Shares for the first 90 day period, 93,750 Underlying Shares for the second 90 day period, and 117,188 Underlying Shares for the third period of 30 days.

          2.4 Adjustment Upon Share Issuance. If the Company issues or Transfers any Shares (other than Exempt Shares) for consideration of $.75 per Share or less (as such amount is appropriately adjusted for stock splits, stock dividends and similar transactions), then the number of Underlying Shares shall automatically increase by a factor of 25%, prorata among the Holders (based on the Underlying Shares initially associated with each Warrant on the date of this Agreement). Any adjustment pursuant to this Section 2.5 shall be in addition to any adjustment required under Section 6. For example, if prior to such Transfer the aggregate number of Underlying Shares is 2,333,334, then following such Transfer, the aggregate number of Underlying Shares shall be increased to 2,916,667 Shares (before giving effect to any adjustments required under Sections2.2, 2.3, 2.5 or 6).

          2.5 Adjustment in Connection with Other Antidilution Adjustments. If
     (a) as a result of the issuance or existence of the Warrants, any additional warrants, derivative securities or Shares are issued to the holders of securities issued by the Company, or any adjustment occurs in the conversion price or exercise price of any securities issued by the Company, or (b) any antidilution adjustment to securities issued by the Company prior to the date of this Agreement is made (other than antidilution adjustments reflected in the Capitalization Schedule attached to the Note Agreement), then in each such case, promptly following such issuance or adjustment, the number of Underlying Shares associated with each Warrant shall be increased by an amount equal to such Warrant's Applicable Percentage of any such issuance or adjustment.


SECTION 3. RESERVATION.

          At all times during the Exercise Period, the Company shall reserve and keep available the maximum number of authorized but unissued Shares, solely for the purpose of issuing, upon the exercise of the Warrant, a number of Shares equal to the number of Underlying Shares. In addition, the Company shall make all appropriate filings with the Nasdaq National Market, Nasdaq Small Cap Market or any exchange upon which the Shares may be traded, including filing an additional listing application for the Underlying Shares.


SECTION 4. REORGANIZATIONS.

          As a condition to any Reorganization, lawful and adequate provision shall be made so that immediately after such Reorganization, each Holder shall have the right to receive, in lieu of each Underlying Share or Warrant Share immediately prior to such Reorganization, such Shares, other securities, property or assets as may (by virtue of such Reorganization) be issued or payable with respect to or in exchange for a Share in connection with such Reorganization. In any such case appropriate provisions shall be made with respect to the rights and interests of each Holder to the end that the provisions of this Warrant Agreement shall thereafter be applicable, as nearly as may be, in relation to any Shares, other securities, property or assets obtainable upon exercise of the Warrant after such Reorganization. The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation of such Reorganization, the Company or any successor entity (if other than the Company) resulting from such transaction shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holder such Shares, other securities, property or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive. Notice of any proposed Reorganization shall be given by the Company to each Holder as promptly as possible after such Reorganization above appears likely. The Company shall also notify each Holder promptly and in any event within seven days of any adjustment required to be made pursuant to this Section 4. Following any Reorganization in which assets, property or securities other than Shares are obtainable upon exercise of the Warrant, the term "Underlying Shares" shall be deemed to include such other securities, property and assets.


SECTION 5. DISSOLUTION OR LIQUIDATION; DIVIDENDS AND DISTRIBUTIONS.

          Upon any proposed distribution of the assets of the Company in dissolution or liquidation, the Company shall mail notice of such distribution to each Holder and shall make no distribution to its shareholders until the expiration of 60 days from the date of mailing of such notice. Upon receipt of such notice, each Holder may (a) exercise the Warrant at any time prior to the expiration of such 60 day period and thereafter receive any distributions made to shareholders of the Company in connection with such dissolution or liquidation, or (b) exercise its rights under Section 10.1 of this Warrant Agreement to the extent such rights are then applicable, in which case no dissolution or liquidation of the Company may be commenced until such Holder has been paid in full all amounts owed pursuant to Section 10 of this Warrant Agreement.

          The Company shall mail notice of any dividend or distribution (other than dividend or distributions in connection with a dissolution or liquidation described above or in connection with Reorganizations covered by Section 4) to each Holder at least 30 days prior to the record date for such dividend or distribution or, if no record date is set, at least 30 days prior to the payment date of such dividend or distribution.


SECTION 6. ANTIDILUTION ADJUSTMENTS.

          In order to prevent dilution of the exercise rights of the Warrants, the Exercise Price shall be subject to adjustment from time to time pursuant to this Section 6.

          If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding Shares into a greater number of Shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced. If the Company at any time combines (by reverse stock split or otherwise) its outstanding Shares into a smaller number of Shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          If (and whenever), on or after the date of this Warrant Agreement, the Company issues or Transfers, or in accordance with this Section is deemed to have issued or Transferred, any Shares for a consideration per Share less than the Exercise Price in effect immediately prior to such issue or Transfer, then immediately upon such issue or Transfer the Exercise Price shall be reduced to equal (a) the sum of (1) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or Transfer times the number of Shares Deemed Outstanding immediately prior to such issue or Transfer, plus (2) the consideration, if any, received by the Company upon such issue or Transfer, divided by (b) the number of Shares Deemed Outstanding immediately after such issue or Transfer.

          If the Company in any manner grants any rights or options to subscribe for or to purchase Shares or any stock or other securities convertible into or exchangeable for Shares (such rights, options or securities being called "Derivative Securities") and the price per Share for which Shares are issuable upon the exercise or conversion of such Derivative Securities is less than (a) the Exercise Price in effect immediately prior to the time of the granting or issuing of such Derivative Securities or (b) the Fair Market Value of the Shares determined as of such time, then the total maximum number of Shares issuable upon the exercise or conversion of such Derivative Securities shall be included in the number of Shares Deemed Outstanding and shall be deemed to have been issued and Transferred by the Company at the time of the grant or issuance of such Derivative Securities for such price per Share. For purposes of this Section, the "price per Share for which Shares are issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or issuance of such Derivative Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise or conversion of all such Derivative Securities, by (B) the total maximum number of Shares issuable upon the exercise or conversion of such Derivative Securities. No further adjustment of the Exercise Price shall be made when Shares are actually issued upon the exercise or issuance of such Derivative Securities. "Shares Deemed Outstanding" means, at any given time, the number of Shares actually outstanding at such time, plus the number of Shares deemed to be outstanding pursuant this Section 6 (whether or not the Derivative Securities are actually exercisable at such time), but excluding any Underlying Shares.

          If the purchase price or additional consideration provided for in any Derivative Securities, or the rate at which any Derivative Securities are convertible into or exchangeable for Shares shall change at any time, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Derivative Securities still outstanding provided for such changed purchase price, additional consideration or changed rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice of such adjustment has been given by the Company to all holders of the Warrants.

          Upon any adjustment of the Exercise Price pursuant to this Section 6, the number of Underlying Shares shall be adjusted by multiplying the number of Underlying Shares immediately prior to such transaction by a fraction
     (i) the numerator of which shall be the Exercise Price in effect immediately prior to such transaction and (ii) the denominator of which shall be the Exercise Price immediately after such transaction.

          The provisions of this Section 6 shall not apply to Exempt Sales. For purposes of determining Fair Market Value and the fair market value of any consideration received by the Company for Shares (or Derivative Securities), Fair Market Value and the fair market value of such consideration shall be determined by the Holders and the Company in good faith as of immediately prior to any such transaction.

          For purposes of explanation, an example of the calculations required pursuant to this Section 6 is attached to this Agreement.


SECTION 7. ADDITIONAL ADJUSTMENT TO EXERCISE PRICE.

          The Exercise Price will be adjusted to the average of the closing bid prices of the Shares over the last 45 trading days prior to April 30, 2004, if, and only if, such average is less than the initial Exercise Price (in each case, as appropriately adjusted for any stock split, stock dividend or similar transaction occurring after the date of this Agreement and on or prior to April 30, 2004). If any adjustment to the Exercise Price is made under this Section 7, then the provisions of Section 6 of this Warrant Agreement shall apply as if the Exercise Price, as adjusted under this
     Section 7, had been the Exercise Price at all times since the date of this Warrant Agreement.

          Each Holder agrees, individually and not jointly, that such Holder will not sell any Shares short prior to April 30, 2004.


SECTION 8. FULLY PAID SHARES; TAXES; FRACTIONAL SHARES.

          The Company covenants and agrees that the Warrant Shares will, at the time of delivery upon the exercise of the Warrant, be validly issued and outstanding and be fully paid and nonassessable. The Company further covenants and agrees that it will pay when due and payable any and all federal and state issuance or transfer taxes that may be payable in respect of the Warrant or any Warrant Shares or certificates issued upon the exercise of the Warrant. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involving a Transfer of Warrant Shares in the name other than that of a Holder, and any such tax shall be paid by the Holder requiring such Transfer. Fractional Warrant Shares shall not be issued upon the exercise of the Warrant in any case in which the Underlying Shares are not a whole number and, in lieu of a fractional Warrant Share the Company shall round the number of Shares being issued up to the nearest whole number.


SECTION 9. RESTRICTIONS ON TRANSFERABILITY OF WARRANTS AND SHARES; COMPLIANCE WITH LAWS.

          9.1. In General. Neither the Warrant nor any Warrant Shares shall be Transferred except upon the conditions specified in this Warrant Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act (or any similar federal statute at the time in effect) and any applicable state securities laws in respect of any such Transfer.

          9.2. Restrictive Legend. The Warrant and any Warrant Shares shall be represented by certificates, and, unless otherwise permitted by the provisions of this Section 9.2, shall be marked with a legend reading substantially as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND ANY SUCH LAWS THAT MAY BE APPLICABLE AND ARE TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED IN THE WARRANT AGREEMENT BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE WARRANT PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.

     If a registration statement covering the Warrant or any Warrant Shares shall become effective under the Securities Act and under any applicable state securities laws, or if the Company shall receive an opinion of counsel reasonably satisfactory to the Company (which shall include counsel to the Company and counsel to the original Holder of the Warrant) that, in the opinion of such counsel, such legend is not required (including, without limitation, because of the availability of an exemption afforded by Rule 144 under the Securities Act), the Company shall, or shall instruct its transfer agents and registrars to, remove such legend or issue new Warrants or certificates without such legend. Upon the reasonable written request of a Holder, the Company shall forthwith request counsel to render an opinion with respect to the matters covered in this paragraph, and the Company shall pay all expenses in connection with such matters.


SECTION 10. PUT RIGHTS.

          10.1. Right to Put. At any time following the earlier of (i) the first occurrence of a Triggering Event, (ii) the date the Company notifies the Holder of a proposed distribution upon dissolution or liquidation, or (iii) the fifth anniversary of the date of this Warrant Agreement, each Holder shall have the right to require the Company or Services to purchase all of its Warrant and any Warrant Shares held by such Holder for cash (the "Right to Put"), and the Company and Services agrees to make such purchase.

          10.2 Closing of the Right to Put. Each Holder may exercise the Right to Put by delivering notice of exercise (the "Notice of Sale") to the Company, provided that, on the date of such delivery, either (i) the Company's stock is not listed on The New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, or (ii) the daily trading volume of the Shares as reported by Nasdaq is less than 30,000 Shares daily (as such number is appropriately adjusted for stock splits, stock dividends and similar transactions), averaged over the last 45 trading days (i.e., representing the sale of 15,000 Shares). The purchase price for each Underlying Share or Share shall be equal to Fair Market Value less the Exercise Price per Share. Fair Market Value for this Section 10 shall be determined as of the date of the Notice of Sale by the exercising Holder. Following the determination of the purchase price, the exercising Holder shall select a settlement date by notice in writing to the Company, which, unless otherwise agreed by the Company, shall be not less than 10 days nor more than 30 days after such determination. On such settlement date, upon surrender of the Warrant (and any certificates evidencing Warrant Shares) by the exercising Holder at the principal place of business of the Company, or, at the option of such Holder, upon delivery of the Warrant and such certificates to an escrow agent reasonably acceptable to such Holder and the Company, the Company shall pay the purchase price to such Holder in immediately available funds by the method specified in the Notice of Sale.

          10.3. Default by the Company. If for any reason the Company shall default on, or be otherwise unable to meet, its obligations under this
     Section 10, at the exercising Holder's option, the Company or Services shall promptly either (a) issue to such Holder the Company's or Services demand promissory note in the principal amount equal to any unpaid amounts, bearing interest at a rate of 15%, compounded quarterly, with the Company required to use any available cash to pay any accrued interest and unpaid principal on such note, or (b) return the Warrant and any certificates evidencing Shares to such Holder, and thereafter the Holders may exercise the Right to Put at any subsequent time. Such rights shall be in addition to all other rights and remedies available to the Holders upon a breach by the Company of its obligations under this Section 10.


SECTION 11. REGISTRATION RIGHTS.

          11.1 Requests for Registration. Each Holder may request by written notice to the Company at any time the registration under the Securities Act on Form S-3 or any other applicable form of all or any portion of its Underlying Shares and Warrant Shares for sale in a firm commitment or best efforts underwriting. A registration requested pursuant to this Section
     11.1 is referred to as a "Demand Registration." Each request for a Demand Registration shall specify the approximate number of Shares requested to be registered. Each Holder shall be entitled to request one Demand Registration in which the Company shall pay all Registration Expenses. Within 10 business days after receipt of any such request, the Company will give written notice of such requested registration to all other Holders of Shares and, except as provided in Section 11.5 below, will include in such registration all Shares held by other Holders with respect to which the Company has received written requests for inclusion therein within 10 business days after the receipt of the Company's notice.

          11.2 Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the Holders were given piggyback rights pursuant to Section 11.3 unless the underwriter in such previous registration consents to a shorter period. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company's Board of Directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, business combination, tender offer, joint venture, reorganization or similar transaction; provided that in such event, the Holders initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations and the Company shall pay all Registration Expenses in connection with such registration.

          11.3 Piggyback Registrations. Whenever the Company proposes to register the sale of any of its securities (whether for itself or any of its security holders) under the Securities Act and the registration form to be used may be used for the registration of Shares (a "Piggyback Registration"), the Company shall give prompt written notice to all Holders of its intention to effect such a registration and, subject to Sections
     11.4 and 11.5 below, shall include in such registration all of the Holders' Shares with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company's notice. The Registration Expenses in all Piggyback Registrations shall be paid by the Company.

          11.4 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company or a successor, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall exclude from such registrations the excess amount of Shares, and shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Shares and Underlying Shares requested to be included in such registration pursuant to registration rights granted by the Company, prorata among the owners of such Shares and Underlying Shares on the basis of the number of Underlying Shares and Shares owned by each such owner, and (iii) third, other Shares requested to be included in such registration.

          11.5 Priority on Secondary Registrations. If the managing underwriters of a Demand Registration advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall exclude from such registration the excess amount of Shares, and shall include in such registration (i) first, the Shares and Underlying Shares requested to be included therein by the Holder(s) who requested such registration, prorata among such Holders on the basis of the number of Underlying Shares and Shares owned by each Holder, (ii) second, other Shares and Underlying Shares requested to be included in such registration by the other Holder(s), prorata among such Holders on the basis of the number of Underlying Shares and Shares owned by each Holder and (iii) third, other Shares requested to be included in such registration.

          11.6 Company Holdback Obligations. If the Company has previously filed a registration statement with respect to Shares pursuant to Section 11.1 or
     Section 11.3, and if such previous registration was underwritten and has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible into or exchangeable or exercisable for its equity securities under the Securities Act (except on Form S-4, S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration unless the underwriters in the previous registration consent to a shorter period. The Company shall not effect any public sale of its equity securities, or any securities convertible into or exchangeable or exercisable for such units or securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration of its securities (except as part of such underwritten registration or pursuant to registrations on Form S-4, S-8 or any successor forms), unless the underwriters managing the registered public offering otherwise agree.

          11.7 Registration Procedures. Whenever the Holders have requested that any Shares be registered pursuant to this Section 11, the Company shall use its best efforts to effect the registration and the sale of such Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

               (i) prepare and file with the Securities and Exchange Commission, within 90 days of receiving a request for a Demand Registration, a registration statement with respect to such Shares and use its best efforts to cause such registration statement to become effective (provided that a reasonable time before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Shares covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

               (ii) notify each Holder of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

               (iii) furnish to each seller of Shares such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Shares owned by such seller;

               (iv) use its best efforts to register or qualify such Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Shares owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or
          (C) consent to general service of process in any such jurisdiction);

               (v) notify each seller of such Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, whereupon such sellers shall cease distributing any Shares until, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

               (vi) cause all such Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on Nasdaq and, if listed on Nasdaq, use its best efforts to secure designation of all such Shares covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 promulgated by the Securities and Exchange Commission or, failing that, to secure Nasdaq authorization for such Shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Shares with the NASD;

               (vii) provide a transfer agent and registrar for all such Shares not later than the effective date of such registration statement;

               (viii) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Shares being sold or the underwriters reasonably request in order to expedite or facilitate the disposition of such Shares (including effecting a stock split or a combination of shares);

               (ix) make available for inspection by any seller of Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

               (x) otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
          Section 11(a) of the Securities Act and Rule 158 promulgated by the Securities and Exchange Commission;

               (xi) permit any Holder who might, in its sole and exclusive judgment, be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included; and

               (xii) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order.

          11.8 Registration Expenses. All expenses incident to the Company's performance of or compliance with this Section 11, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, NASD fees, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, fees (up to $10,000) and disbursements of one counsel for the Holders, underwriters (excluding discounts and commissions) and other persons retained by the Company (all such expenses being herein called "Registration Expenses"), shall be borne by the Company as provided in this Section 11.

          11.9 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities
     Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement filed by the Company, prospectus prepared by the Company or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders issued by the Company.

          11.10 Indemnification by the Holders. In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder; provided that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Shares pursuant to such registration statement.

          11.11 Defense. Any person entitled to indemnification under this
     Section 11 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          11.12 Contribution. The indemnification provided for under this
     Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. In order to provide for contribution in any case in which either (i) any Holder exercising rights under this Section 11 makes a claim for indemnification pursuant to this Section 11 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such Holder in circumstances for which indemnification is provided under this Section 11; then, in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities which they would otherwise be obligated to indemnify under Section 11.9 and Section 11.10 (after contribution from others) in such proportions so that such Holder is responsible for the portion of such aggregate losses, claims, damages or liabilities represented by the percentage that the public offering price of its Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the proceeds to it from the sale of all Shares sold by it pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

          11.13 Participation in Underwritten Registrations. No person may participate in any registration under this Section 11 which is underwritten unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the person or persons entitled hereunder to approve such underwriter and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

          11.14 Other Registration Rights. The Company shall not grant to any persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, which conflict or are inconsistent with the rights of the Holders pursuant to this Agreement.

          11.15 Selection of Underwriters. The Board of Directors of the Company shall have the right to select the investment banker(s) and manager(s) to administer any registered offering of the equity securities of the Company, after consultation with any Holder(s) exercising a Demand Registration.

          11.16 Assignment of Rights. Except as otherwise agreed by the parties to any Transfer of a Warrant or any Shares, any rights granted pursuant to this Section 11 shall be automatically assigned to any transferee of the Warrant.


SECTION 12. LOOK-BACK.

If (a) the Shares are not traded on The New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, (b) within 12 months following any acquisition by the Company of the Warrant or any Warrant Shares from a Holder (other than an acquisition of the Warrant upon its exercise), the Company consummates a Look-Back Transaction, or enters into an agreement contemplating any Look-Back Transaction which is thereafter consummated within 6 months of the date of entering into such agreement; and (c) the fair market value of the Shares indicated by such Look-Back Transaction exceeds the per Share purchase price paid in such acquisition; then in each such case the Company shall promptly pay to such Holder an amount in cash equal to the difference between the price paid to such Holder in the acquisition (as adjusted to reflect additional amounts paid as a result of any previous Look-Back Transactions) and the value of the Shares as indicated by such Look-Back Transaction. In determining fair market value of the Shares as indicated in a Look-Back Transaction, no discount shall be applied to reflect the fact that the Underlying Shares or the Shares held by the Holder would constitute a minority interest in the Company's total capital structure, would be illiquid or would have transfer restrictions, and the value of the Shares as indicated in the Look-Back Transaction shall be adjusted by assuming all Shares and Underlying Shares acquired in the acquisition were outstanding and that the Company had additional cash equal to the consideration paid in the acquisition.


SECTION 13. TAG-ALONG AND SALE ARRANGEMENTS.

          13.1. Tag-Along Rights. Each Holder shall have the right to have a prorata portion of its Underlying Shares and any Shares held by such Holder included in any Transfer by the Principals or their personal representatives, heirs and assigns unless such Transfer shall be (a) of 1% or less of the outstanding Shares in a transaction or series of transactions effected in the public markets, (b) to the Company, as long as it does not create an Event of Default under the Note Agreement, or (c) to any other person or entity approved in advance by the Holders, which approval shall not be unreasonably withheld. Such prorata portion shall be equal to the total number of Shares to be sold in the proposed Transfer, multiplied by a fraction equal to the number of Underlying Shares or Shares held by the Holder divided by the number of Underlying Shares or Shares held by the Holder plus the number of Shares held by the Principal and other shareholders selling in the proposed Transfer. If a Holder notifies the Company that such Holder wishes to condition any exercise of all or part of the Warrant upon consummation of any such Transfer (such that only Shares and not the Warrant will be sold in such Transfer), then the Company shall, if such Transfer is consummated, deem such exercise to have been consummated immediately prior to such Transfer (provided the applicable Exercise Price is paid in full), and, if such Transfer is not consummated, return such Warrant and any Exercise Price paid to such Holder unless otherwise instructed by such Holder.

          13.2. Tag-Along Notices. Promptly after becoming aware of any proposed Transfer under Section 13.1, the Company and the Principals shall give notice of such transaction to each Holder, specifying the terms of the transaction, including the date on which it is expected to occur, the number of Underlying Shares and Shares which may be sold by such Holder, and stating any other material information concerning such Transfer. Each Holder shall have 20 days after the receipt of such notice in which to respond as to whether or not it elects to be included in the proposed Transfer on the terms set forth in the notice. If a Holder elects to be included, the Company and the Principals shall use its best efforts to include such Holder's securities upon the same terms as those applicable to the proposed Transfer.

          13.3. Personal Gain on Sale Transaction. Neither the Company nor the Principals (and the personal representatives, heirs and assigns of the Principals) shall enter into any Sale Transaction if the Company's executives, officers or directors will receive any Excess Compensation in connection with such Sale Transaction unless, in connection with and as a condition to such Sale Transaction, proper provision is made such that the Holder receives an amount in connection with such Sale Transaction equal to the amount of such Excess Compensation times such Holder's Applicable Percentage.


SECTION 14. BOARD RIGHTS.

          14.1 Notices and Right to Attend. So long as the aggregate Applicable Percentage of the Institutional Holders is at least 5%, each Institutional Holder shall receive all notices of and shall have the right to attend (by any of the Institutional Holder's authorized representatives) at Company's expense all meetings of (i) the board of directors of the Company, (ii) the board of directors of Services, and (iii) any committees of either board. The Company agrees that meetings of the Boards of Directors of the Company and Services shall take place at least quarterly. Each Institutional Holder shall be entitled to receive, at the same time distributed to members of such boards or committees, copies of all minutes of such meetings along with copies of any information or other items distributed to the members of such boards and committees, whether or not the Institutional Holder's representative attends any meeting. Any such board or committee observers shall be entitled to have the Company reimburse them for all reasonable out-of-pocket expenses (which will include travel expenses only if the applicable board or committee meets in person rather than telephonically).

          14.2. Right to Board Seats. In addition to representatives with attendance rights as described in Section 14.1, so long as the Notes remain outstanding or the aggregate Applicable Percentage of the Institutional Holders is at least 5%, the Boards of Directors of the Company and Services shall consist of not more than seven members, and the Institutional Holders shall have the right to name two representatives who shall maintain seats on such Boards, and be entitled to all benefits generally available to members of such Boards. Such representatives shall be appointed to such Boards as soon as practicable following the date the Institutional Holders notify the Company of the identity of such representative, and the appointment of such representatives shall be approved by the Boards for purposes of any change in control provisions in any severance arrangements or other contracts triggered by a change in the membership of the Boards. Any such representatives shall be entitled to have the Company reimburse them for all reasonable out-of-pocket expenses (which will include travel expenses only if the applicable board or committee meets in person rather than telephonically); shall be indemnified by the Company to the fullest extent permitted by Colorado and Minnesota law (as applicable); and shall be entitled to have the Company advance expenses in connection with such indemnification to the fullest extent permitted by Colorado and Minnesota law (as applicable). The Company's Personnel and Compensation Committee shall include at least one representative of the Institutional Holders, so long as at least one such representative meets any applicable regulatory requirements applicable to such committee membership.

          14.3. Remedies Upon Occurrence of Triggering Event. Upon the occurrence of a default in any payment to the Holders required by this Agreement or in any payment required under the Note Agreement, the Company, Services and the Principals shall take all action necessary to increase the size of the Boards of Directors of the Company and Services, as requested by the Institutional Holders, and the Institutional Holders shall have the right to name one additional representative to such Boards (so that, if the Notes remain outstanding, the total number of representatives named to such Boards by the Institutional Holders shall constitute three out of eight). The Company and the Principals shall take all necessary action to promptly cause the Institutional Holders' representatives elected to such Boards, including (if necessary) convening a special meeting of the Company's shareholders as soon as practicable and voting for the Institutional Holders' representatives.

          14.4 Board Vacancies. If, prior to the end of the term of any member of the Boards of Directors of the Company or Services designated by the Institutional Holders, a vacancy in the office of such member shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled by the Institutional Holders as provided in this Section 14. The Institutional Holders shall have the right to replace their representatives on such Boards at any time with or without cause.

          14.5 Principals. The Principals shall take all action necessary or reasonably advisable to give effect to the provisions of this Section 14, including voting their Shares in favor of any representative to the Boards of Directors of the Company named by the Holders and recommending that other stockholders of Holdings vote their Shares in favor of such representatives.


SECTION 15. PURCHASE RIGHTS.

Subject to any consent required pursuant to Section 16 of this Warrant Agreement, if the Company authorizes the issuance or sale of any Shares or other securities issued by the Company (including any securities containing options or rights to acquire any Shares) ("Offered Securities"), the Company shall first offer to sell to each Holder a portion of the Offered Securities equal to the Applicable Percentage held by such Holder. Each Holder shall be entitled to purchase such Offered Securities at the most favorable price and on the most favorable terms as such Offered Securities are to be offered to any other person or entity. The provisions of this Section 15 shall not apply to Exempt Sales.

In order to exercise its purchase rights under this Section 15, within 20 days after receipt of written notice from the Company describing in reasonable detail the Offered Securities, the purchase price for such Offered Securities, the payment terms and such Holder's percentage allotment, the Holder must deliver a written notice to the Company describing its election under this Section 15. If all of the Offered Securities offered to the Holders are not fully subscribed, any Offered Securities not purchased by the Holders shall be reoffered by the Company to the Holders purchasing their full allotment upon the terms set forth in this paragraph, except that such Holders must exercise their purchase rights within five days after receipt of such reoffer. The closing of the purchase and sale of the Offered Securities pursuant to the provisions of this Section 15 shall occur at a place and on a date which are agreed to by the Company and any participating Holder, but no more than 60 days after the date of the election by a Holder which resulted in the sale and purchase of such Offered Securities.

Upon the expiration of the offering periods described above, the Company shall be entitled to sell such Offered Securities which the Holders have not elected to purchase during the 20 days following such expiration on terms and conditions no more favorable to the purchasers than those offered to such Holders. Any Shares or other securities offered or sold by the Company after such 20-day period must be reoffered to the Holders pursuant to the terms of this Section 15.

If a Holder is unable to purchase such Offered Securities for cash because of regulatory restrictions limiting the amount of such Holder's investment in the Company, the Company will permit such Holder to pay for such Offered Securities, at such Holder's option, by (i) such Holder's issuance of a five year subordinated promissory note, bearing interest at the prime rate as set forth in the "Money Rates" column or similar listing of The Wall Street Journal, secured to the extent required by Colorado law, or (ii) cancellation of an amount of accrued interest and, if necessary, accrued royalties or principal of the Note, in each case equal to the amount owing on such Offered Securities.


SECTION 16. COVENANTS.

The covenants and other agreements of the Company set forth in the Note Agreement (including any defined terms) are hereby incorporated into this Warrant Agreement by this reference, and the Company agrees that it will take all action required to be taken by such the Note Agreement, and omit to take any action prohibited by the Note Agreement; provided, however, that following the date that all principal, royalties, interest and other amounts owing on the Note are paid in their entirety, only the provisions of Sections 6.6, 6.13 and 6.16 of the Note Agreement shall be incorporated into this Warrant Agreement, and only for so long as the aggregate Applicable Percentage of the Institutional Holders is at least 5%. Without the consent of the Holders, the Company agrees that it will not, and the Principals agree that they will not take any action:
(i) to effect any amendment to the Company's charter or bylaws which adversely affects the Holders or any holder of Warrant Shares, and (ii) to effect any Reorganization or similar transaction involving the Company if the result of such transaction would be to convert or change the Holders' equity interest in the Company into a form of consideration which differs from the form held by the Principals (provided that this obligation shall not bind a Principal in his or her capacity as a director to the extent the Principal believes in good faith such obligation is inconsistent with the Principal's fiduciary duties as a director).


SECTION 17. LOST, STOLEN WARRANTS, ETC.

If the Warrant or any certificates evidencing Warrant Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant or certificate of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant or certificate, or in lieu of the Warrant or certificate lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be deemed sufficient) of the loss, theft or destruction of such Warrant or certificate.


SECTION 18. MISCELLANEOUS.

          18.1. Holder Not A Shareholder. Except as otherwise specifically provided in this Warrant Agreement, prior to the exercise of the Warrant no Holder shall be entitled to any of the rights of a shareholder of the Company, including the right as a shareholder to (a) vote or consent or (b) receive dividends or any other distributions made in respect of Shares.

          18.2. Notices. Any notice, demand or delivery to be made pursuant to the provisions of this Warrant Agreement shall be in writing and (a) shall be deemed to have been given or made one day after the date sent (i) if by the Company, by prepaid overnight delivery addressed to each Holder at its last known address appearing on the books of the Company maintained for such purpose or (ii) if by a Holder, by prepaid overnight delivery, addressed to the Company at the Company's address as set forth in Section 2; and (b) if given by courier or confirmed facsimile transmission shall be deemed to have been made or given when received. Each Holder and the Company may each designate a different address by notice to the other in the manner provided in this Section 18.2.

          The Company shall notify each Holder promptly and in any event within 7 days of any adjustment required to be made pursuant to Sections 2, 6 or 7, and provide such Holder with a reasonably detailed explanation as to any such adjustment.

          18.3. Successors and Assigns; Transfers by the Principals. This Warrant Agreement and the rights evidenced by the Warrant shall inure to the benefit of and be binding upon the successors and assigns of the Company and each Holder, provided that no rights under this Agreement shall be transferred to any purchaser of Warrant Shares in a public market. The provisions of this Warrant Agreement are intended to be for the benefit of the Holders of the Warrant or the Warrant Shares and shall be enforceable by the Holders. Prior to any Transfer of any Shares to any person who would, following such Transfer, be a holder of more than 5% of the outstanding Shares, the Company and each of the Principals agrees that it or he will obtain the consent of the prospective transferee to be bound by all provisions of this Warrant Agreement applicable to a Principal, and the Company will not recognize any Transfer of Shares on its stock books unless the prospective transferee has executed an agreement to be so bound.

          18.4. Actions by Holders; Amendments and Waivers. Any action by the Holders pursuant to this Agreement, including any notice, waiver, modification, supplement, variation or amendment of any provision of the Warrant and this Warrant Agreement, may be taken only pursuant to an instrument in writing. Any waiver, modification, supplement, variation or amendment to this Agreement may only be taken by the Majority Holders, provided, however, that no such action shall, without the consent of all
     Holders: (a) change the Exercise Price, the Exercise Period, the Right to Put or the number of Underlying Shares or Warrant Shares, (b) materially change the provisions of Section 10, or (c) amend the provisions of this
     Section 18.4. Notwithstanding the foregoing, each Holder shall have all rights reserved for separate Holders pursuant to this Warrant Agreement, including without limitation the right to exercise the Warrant and the Right to Put pursuant to Section 10.

          18.5. Headings; Severability. The descriptive headings of sections of this Warrant Agreement are provided solely for convenience of reference and shall not, for any purpose, be deemed a part of this Warrant Agreement. Should any part of the Warrant or this Warrant Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in force and effect as if the Warrant and this Warrant Agreement had been executed with the invalid portion eliminated. It is the intention of the Company and the Holders that they would have executed and accepted the remaining portion of the Warrant and this Warrant Agreement without including in such remaining portion any such part, parts or portion which may, for any reason, be hereafter declared invalid.

          18.6. Governing Law. The Warrant and this Warrant Agreement and all matters concerning the Warrant and this Warrant Agreement shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws; provided however, that with respect to the Company's internal corporate matters, the laws of the State of Colorado shall govern the Warrant and this Warrant Agreement.

          18.7. Survival of Certain Provisions. Except as otherwise provided, the provisions of this Warrant Agreement shall survive the exercise of the Warrant and shall continue in full force and effect following such exercise until all Warrant Shares are no longer restricted securities under the federal securities laws.

          18.8. Specific Performance. The Company and Services acknowledge and agree that the Holders would be damaged irreparably in the event any of the provisions of this Warrant Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Company and Services agree that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant Agreement and to enforce specifically this Warrant Agreement and the terms and provisions of this Warrant Agreement in any action instituted in any federal or state court in the United States having jurisdiction over the parties and the matter, in addition to any other remedy to which the Holders may be entitled, at law or in equity.

          18.9. Consent to Jurisdiction. THE COMPANY AND SERVICES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DENVER, STATE OF COLORADO AND IRREVOCABLY AGREES THAT, SUBJECT TO THE MAJORITY HOLDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND SERVICES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, OR ANY OTHER FINANCING DOCUMENT. EACH OF THE COMPANY AND SERVICES SHALL MAINTAIN THE APPOINTMENT OF ITS REGISTERED AGENT FOR SERVICE IN COLORADO, AND AGREES THAT ITS AGENT MAY RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY THE HOLDER BY REGISTERED MAIL TO THE COMPANY AT ITS ADDRESS PROVIDED IN SECTION 18.2 AND SHALL BE DEEMED TO HAVE BEEN RECEIVED BY THE COMPANY AND SERVICES FIVE (5) DAYS AFTER BEING SO MAILED. IF ANY AGENT APPOINTED BY THE COMPANY OR SERVICES REFUSES TO ACCEPT SERVICE, EACH OF THE COMPANY AND SERVICES HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING IN THIS WARRANT AGREEMENT SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF HOLDER TO BRING PROCEEDINGS AGAINST THE COMPANY OR SERVICES IN THE COURTS OF ANY OTHER JURISDICTION.

          18.10. Waiver of Jury Trial. EACH OF THE COMPANY, SERVICES AND EACH HOLDER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (A) THIS WARRANT, OR (B) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE HOLDERS AND THE COMPANY OR SERVICES; OR (C) ANY CONDUCT, ACTS OR OMISSIONS OF THE COMPANY OR SERVICES OR THE HOLDERS OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE COMPANY, SERVICES OR THE HOLDER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN TORT OR OTHERWISE. EACH OF THE COMPANY, SERVICES AND THE HOLDER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS WARRANT AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY, SERVICES AND THE HOLDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS WARRANT AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE WARRANT. EACH OF THE COMPANY, SERVICES AND THE HOLDER FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


IN WITNESS WHEREOF, this Warrant Agreement has been duly executed as of the day and year first above written.



COMPANY:
ACT Teleconferencing, Inc.


By ________________________________
Its ________________________________

SERVICES:
ACT Teleconferencing Services, Inc.


By ________________________________
Its ________________________________

PRINCIPALS:


--------------------------------


--------------------------------


--------------------------------


--------------------------------


HOLDERS:

NEWWEST MEZZANINE FUND LP
By Touchstone Capital Group LLLP, General Partner


-----------------------------------
David L. Henry, Managing General Partner

KCEP VENTURES II, L.P.
By KCEP II, LC, General Partner


-----------------------------------
Terry Matlack, Managing Director

CONVERGENT CAPITAL PARTNERS I, L.P.
By Convergent Capital, LLC, General Partner


-----------------------------------
Keith Bares, Executive Vice President


JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8, 1992
By James F. Seifert and Nancy L. Seifert, as  Trustees and not individually


-----------------------------------
James F. Seifert, Trustee


-----------------------------------
Nancy L. Seifert, Trustee

                              ELECTION TO PURCHASE

TO: ACT Teleconferencing, Inc.:

The undersigned registered holder of the Warrant attached to this election notice irrevocably exercises the Warrant, purchases pursuant to such exercise ________ Shares of the Company, makes payment of $____ for such Shares, and requests that the certificates for such Shares be issued in the name of the undersigned holder or its nominee and delivered to such holder at holder's address on the books of the Company.


Holder:  _______________________________________




By:
         -----------------------------------------------------


Dated:
         -----------------------------------------------------

                    ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned registered holder of the Warrant attached to this assignment notice, sells, assigns and transfers unto _________________ the Warrant and all rights evidenced by such Warrant and does irrevocably constitute and appoint___________________ attorney to transfer such Warrant on the books of the Company.


Holder: ________________________________



By:
         -----------------------------------------------------


Dated:
         -----------------------------------------------------



                     WARRANT AGREEMENT DEFINITIONS SCHEDULE

     As used in this Warrant Agreement, the following terms have the following respective meanings:

     "Applicable Percentage" means the number of Underlying Shares or Warrant Shares held by a Holder divided by the number of Fully Diluted Shares.

     "Company" means ACT Teleconferencing, Inc., a Colorado corporation, and any successor to all or substantially all of the assets and business of ACT Teleconferencing, Inc. Unless the context otherwise indicates, "Company" shall also include all Subsidiaries of the Company.

     "Determined Value" means the greater of (i) Fair Value of the Company and
     (ii) six (6) times the Company's EBITDA for the 12 full months preceding the date of determination of Determined Value, less (a) outstanding funded debt and the unpaid and accrued interest on outstanding funded debt, in each case as of the end of the 12 month period described above (for this purpose, funded debt shall mean any long term and/or permanent debt as of the end of the 12 month period described above, including the lowest average revolving debt for working capital purposes during any 30 day period within the 12 month period described above) plus (b) the Company's cash and Cash Equivalents (as defined in the Note Agreement), in each case as of the end of the 12 month period described above. At the option of the Holder exercising the Right to Put, the Determined Value shall be equal to the price set forth in any bona fide offer to purchase the Company received within 12 months prior to the date of such Holder's Notice of Sale.

     "EBITDA" means the consolidated net income of Holdings, plus interest expense, provision for income taxes for such period, depreciation and amortization expense, all as calculated from financial statements of Holdings prepared in accordance with GAAP.

     "Excess Compensation" means any cash, securities or other remuneration, including cash, securities or other remuneration related to future performance or payable subsequent to the closing of a Sale Transaction, in excess of (a) compensation in the form of salary and bonus (but excluding stock based compensation) for services rendered in an amount equal to the amounts paid by the Company during the previous 12 full months (excluding payments pursuant to executive compensation agreements in effect prior to the issuance of the Warrant), plus (b) consideration received on a prorata basis as a shareholder of the Company. To the extent such cash, securities or other remuneration is payable subsequent to the closing of a Sale Transaction, the amount of Excess Compensation shall be the present value of such cash, securities or other remuneration, discounted to the time of the closing of the Sale Transaction at the then prevailing prime rate of interest as set forth in the "Money Rates" or similar listing in The Wall Street Journal. To the extent such cash, securities or other remuneration payable subsequent to the closing of the Sale Transaction is unliquidated or contingent, the amount of such cash, securities or other remuneration, for purposes of computing Excess Compensation, shall be equal to the maximum amount that may be payable at such future time.

     "Exempt Sales" means (a) the issuance of Shares upon the exercise of the Warrants, and (b) the issuance of Shares to the Company's employees and non-employee directors, provided that such Shares are issued to the Company's management or employees under a bona-fide compensation arrangement that has been approved by the Company's Board of Directors are provided as compensation in connection with bona fide employment arrangements.

     "Exercise Period" means any time prior to 5:00 p.m., Denver time, on May 12, 2010, provided, however, that if the full funding contemplated by
     Section 2.4 of the Note Agreement does not occur and all amounts previously funded under such Section 2.4 of the Note Agreement are repaid within 10 days of the date full funding was originally scheduled, then this Warrant shall cease to be exercisable and shall be cancelled.

     "Exercise Price" is defined and set forth in the first paragraph of this Warrant Agreement.

     "Fair Market Value" means the (i) if the Shares are not traded on The New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, then Determined Value divided by the number of Fully Diluted Shares, or (ii) if the Shares are traded on The New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, then the average, for the 45 trading day period prior to the date for determining Fair Market Value (appropriately adjusted to reflect any stock splits, stock dividends, recapitalizations, mergers, business combinations or similar transactions applicable to the Shares after the beginning of such 45 trading day period) of the closing bid prices, regular way, of the Shares on the Nasdaq National Market or the Nasdaq SmallCap Market, or, if the Shares are not quoted on such market, the closing sales prices, regular way, on the principal national securities exchange on which the Shares are listed or admitted to trading.

     "Fair Value" means the fair value of the Company determined in accordance with the procedures set forth below. In determining Fair Value, (i) no discount shall be applied to reflect the fact that the Underlying Shares or the Shares held by the Holders would constitute a minority interest in the Company's total capital structure, (ii) no discount shall be applied to reflect the fact that the Warrant or the Shares held by the Holders may not be freely tradable due to restrictions on transfer, lack of a public market, or otherwise, and (iii) the aggregate exercise price of any options, warrants or convertible securities included within the definition of Fully Diluted Shares shall be deemed to have been received by the Company. Promptly after any event requiring the determination of Fair Value, the Holders and the Company shall attempt to reach agreement on Fair Value. In connection with the determination of the fair value of the Company, the Company shall provide the Holders and the Holders' agents with all information in the Company's possession applicable to the determination of Fair Value. If the Holders and the Company agree on Fair Value, the parties shall put their agreement in writing. If the parties cannot agree, they shall promptly appoint a mutually acceptable qualified independent appraiser to determine Fair Value. If such parties shall be unable to agree on such an appraiser within 20 days of the event requiring determination of Fair Value, Fair Value shall be determined by a panel of three independent appraisers, one of whom shall be selected in good faith by the Company, another of whom shall be selected in good faith by the Majority Holders and the third of whom shall be selected by such other two appraisers or, if such appraisers shall be unable to agree upon a third appraiser within 10 days of the selection date of the second of such two appraisers, by the American Arbitration Association; provided, that if either party fails to select its appraiser within 10 days after the expiration of the time period for selecting a single appraiser, then Fair Value shall be determined solely by the appraiser selected by the other party. The appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine the fair value of the Company within 30 days after the final appointment of all appraisers, and such determination shall be final and binding upon the parties. If three appraisers shall be appointed,
     (a) if the median of the determinations of the appraisers shall equal the mean of such determinations, such mean shall constitute the determination of the appraisers, otherwise (b) the determination of the appraiser that shall differ most from the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute Fair Value. Each party shall bear its respective fees and expenses with respect to any appraisal procedures and one-half of the fees and expenses of the third appraiser participating in any appraisal procedure. The Company shall cause one copy of the final determination of the appraisers to be sent directly to each Holder.

     "Fully Diluted Shares" means the sum of (a) the total number of outstanding Shares plus (b) the total number of Warrant Shares plus (c) the total number of Shares issuable upon the exercise of options, warrants or other derivative securities, but only to the extent the exercise or conversion price of such derivative securities is less than Fair Market Value.

     "Holder" has the meaning set forth in the preamble to this Warrant Agreement and includes any transferee of any Holder.

     "Look-Back Transaction" shall mean (a) consummation of a public offering or disposition of Shares, (b) a private sale, or series of private sales, of Shares constituting more than twenty percent (20%) of the Shares then outstanding, (c) the sale or disposition (or a series of related sales or dispositions) of all or substantially all of the assets of the Company on a consolidated basis, including any sale or disposition of the capital stock or assets of the subsidiaries of the Company, or (d) any merger, consolidation, combination or similar transaction involving the Company in which the Shares are changed or converted.

     "Majority Holders" means the Institutional Holders holding a majority of the Underlying Shares held by the Institutional Holders, or, if the Institutional Holders no longer hold any Warrants, a majority of the Warrant Shares held by the Institutional Holders.

     "Note" means the note issued to the Holder pursuant to the Note Agreement.

     "Notice of Sale" has the meaning set forth in Section 10.2.

     "Principals" means the Principals as described in the preamble to this Warrant Agreement and any other person who beneficially owns 5% or more of the Shares, other than the Holders and any person acquiring such ownership in the public markets or through the conversion of preferred stock issued prior to the date of this Agreement or the purchase of common stock through the exercise of warrants issued prior to the date of this Agreement in connection with the issuance of convertible preferred stock.

     "Reorganization" means (a) any split, subdivision, reorganization or reclassification of the Shares or other equity securities or interests of the Company, (b) any merger, consolidation, combination or similar transaction involving the Company, or (c) any Sale Transaction.

     "Right to Put" has the meaning set forth in Section 10.1.

     "Sale Transaction" means any transaction pursuant to which (a) the Company would sell or dispose (in one or a series of related sales or dispositions) all or substantially all of the assets of the Company on a consolidated basis (other than inventory in the ordinary course of business), including any sale or disposition of the capital stock or assets of the Subsidiaries of the Company, or (b) the Company or holders of Shares would Transfer Shares, or the Company would engage in any merger, consolidation, combination or similar transaction, in one or a series of related transactions, such that the beneficial owners of Shares immediately prior to the transaction or transactions will, immediately after such transaction or transactions, beneficially own less than a majority of the Shares or outstanding equity of the surviving corporation, or (c) any transaction or series of related transactions which results in any change of control of the Company (as the term "control" is defined in Rule 405 the Securities
     Act), whether such change of control occurs through sale of assets, securities or Shares, exchange of securities, or otherwise.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations under such act, all as the same shall be effect at the time.

     "Shares" means, collectively, (a) shares of the Company's common stock, no par value, and (b) any other class of equity security issued by the Company that is not limited to a fixed sum in respect to the rights of the holders of such security to participate in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     "Subsidiary" means any corporation, partnership, limited liability company or other entity in which the Company owns, directly or indirectly, at least 50% of the voting equity securities.

     "Transfer" means any sale, transfer, issuance, assignment, pledge or other disposition or conveyance of Shares or the Warrant.

     "Triggering Event" has the meaning set forth in the Note Agreement.

     "Underlying Shares" means the Shares issuable upon exercise of the Warrant.

     "Unlocking Proposal" means any bona fide proposal made to the Company or any of its shareholders pursuant to which a Sale Transaction would occur.

     "Warrant" means the Warrants issued on the date of this Warrant Agreement to the Holders and any warrant issued in exchange or substitution for the Warrants.

     "Warrant Shares" means the Shares obtained upon exercise of the Warrant.